AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2000
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                             EQUITY INVESTOR FUND
                                 CONCEPT SERIES
                             HEALTHCARE TRUST 2000
                                   SERIES B
                             DEFINED ASSET FUNDS

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                           SALOMON SMITH BARNEY INC.
                           PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH            SALOMON SMITH BARNEY INC.
           INCORPORATED                            388 GREENWICH STREET
       DEFINED ASSET FUNDS                              23RD FLOOR
          P.O. BOX 9051                            NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


        DEAN WITTER REYNOLDS INC.                  PAINEWEBBER INCORPORATED
    TWO WORLD TRADE CENTER--59TH FLOOR             1285 AVE. OF THE AMERICAS
        NEW YORK, N.Y. 10048                         NEW YORK, N.Y. 10019



D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

    TERESA KONCICK, ESQ.                               DOUGLAS LOWE, ESQ.
        P.O BOX 9051                                DEAN WITTER REYNOLDS INC.
 PRINCETON, N.J. 08543-9051                          TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
  MICHAEL KOCHMANN          ROBERT E. HOLLEY        PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET   1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013      NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying securities.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Bank of New York, Trustee                         13-4941102

                                  UNDERTAKING

The Sponsors undertake that they will not make any amendment to the Supplement to this Registration Statement which includes material changes without submitting the amendment for Staff review prior to distribution.


                         SERIES OF EQUITY INVESTOR FUND
       DESIGNATED PURSUANT TO RULE 487 UNDER THE SECURITIES ACT OF 1933

                                                                         SEC
Serial Number                                                        File Number
-------------                                                        -----------
Equity Investor Fund, Select S&P Industrial Portfolio
     --1998 Series H................................................    33-64577


                      CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of Defined Asset Fund Municipal Insured Series, 1933 Act File No. 33-54565).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

       1.1 -- Form of Trust Indenture (incorporated by reference to Exhibit 1.1 to the Registration Statement of Equity Income Fund, Select S&P Industrial Portfolio 1997 Series A. 1933 Act File No. 33-05683).

      1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit 1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

     *3.1   -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

     *5.1   -- Consent of independent public accountants.

      9.1   -- Information Supplement (incorporated by reference to
               Exhibit 9.1 to the Registration Statement of Equity Income Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), 1933 Act File No. 333-70593).

__________

  * To be filed with Amendment to Registration Statement.


                                     R-1


                                  SIGNATURES

     The registrant hereby identifies the series number of Equity Investor Fund listed on Page R-1 for the purposes of the representations required by Rule 487 and represents the following:

     1) That the portfolio securities deposited in the series as to which this registration statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     2) That, except to the extent necessary to identify the specific portfolio series deposited in, and to provide essential information for, the series with respect to which this registration statement is being filed, this registration statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     3)   that it has complied with Rule 460 under the Securities Act of 1933

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 8TH DAY OF FEBRUARY, 2000.


            Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                     R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593.

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS








       By  J. DAVID MEGLAN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3


   SALOMON SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Salomon Smith Barney Inc.:               Numbers: 333-63417
                                               and 333-63033


       MICHAEL A. CARPENTER
       DERYCK C. MAUGHAN


       By  GINA LEMON
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)



                                     R-4



   DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,                 Powers of Attorney have been
      who constitute a majority of             filed under Form SE and
      the Board of Directors of                the following 1933 Act
      Dean Witter Reynolds Inc.:               File Numbers: 33-17085,
                                               333-13039, 333-47533 and
                                               333-89005


          BRUCE F. ALONSO
          RICHARD M. DeMARTINI
          RAYMOND J. DROP
          JAMES F. HIGGINS
          JOHN J. MACK
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          PHILIP J. PURCELL
          JOHN H. SCHAEFER
          THOMAS C. SCHNEIDER
          ALAN A. SCHRODER
          ROBERT G. SCOTT



          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)


                                    R-5


   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who                Powers of Attorney have
      constitute the Board of Directors           been filed under
      of PaineWebber Incorporated:                the following 1933 Act
      PaineWebber Incorporated:                   File Number: 2-61279


              MARGO N. ALEXANDER
              TERRY L. ATKINSON
              BRIAN M. BAREFOOT
              STEVEN P. BAUM
              MICHAEL CULP
              REGINA A. DOLAN
              JOSEPH J. GRANO, JR.
              EDWARD M. KERSCHNER
              JAMES P. MacGILVRAY
              DONALD B. MARRON
              ROBERT H. SILVER
              MARK B. SUTTON

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)


                                     R-6